Exhibit 99.4

Introduction

On July 15, 2014 (the “Closing Date”), iCAD, Inc., a Delaware Corporation (“Registrant”), entered into an Asset Purchase Agreement (the “Radion Purchase Agreement”) by and between the Registrant and Radion, Inc., a Delaware corporation (“Radion”). Also on the Closing Date, Registrant entered into an Asset Purchase Agreement (the “DermEbx Purchase Agreement” and, together with the Radion Purchase Agreement, the “Purchase Agreements”) by and among the Registrant, Radion Capital Partners, LLC, a California limited liability company (“RCP”) and DermEbx, a series of RCP (“DermEbx” and, together with Radion, the “Sellers”).

Pursuant to the terms of the DermEbx Purchase Agreement, Registrant purchased substantially all of the assets of the DermEbx, including all of DermEbx’s intellectual property and customer contracts. As consideration for DermEbx’s assets, Registrant paid the following consideration: (i) $1,600,000 in cash (the “DermEbx Cash Consideration”) and (ii) the issuance to DermEbx of 600,000 restricted shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) (the “DermEbx Equity Consideration”). Registrant held back $500,000 of the DermEbx Cash Consideration for the purposes of a purchase price adjustment based on the working capital of DermEbx, which adjustment will be made 120 days after the Closing Date. Additionally, Registrant delivered 90,000 shares of the Equity Consideration (the “DermEbx Escrow Shares”) to US Bank, N.A., as escrow agent, to be held in escrow for a period of eighteen (18) months pursuant to the terms of an escrow agreement. The DermEbx Escrow Shares will act as the source of payment for the indemnification of Registrant by DermEbx under the DermEbx Purchase Agreement.

Pursuant to the terms of the Radion Purchase Agreement, Registrant purchased substantially all of the assets of Radion, including all of Radion’s intellectual property and customer contracts. As consideration for Radion’s assets, Registrant paid the following consideration: (i) $2,200,000 in cash and (ii) the issuance to Radion of 600,000 restricted shares of the Registrant’s Common Stock (the “Radion Equity Consideration” and, together with the DermEbx Equity Consideration, the “Equity Consideration”). Registrant delivered 90,000 shares of the Radion Equity Consideration (the “Radion Escrow Shares” and, together with the DermEbx Escrow Shares, the “Escrow Shares”) to US Bank, N.A., as escrow agent, to be held in escrow for a period of eighteen (18) months pursuant to the terms of an escrow agreement. The Radion Escrow Shares will act as a source of payment for the indemnification of Registrant by Radion under the Radion Purchase Agreement.

The following unaudited condensed consolidated pro forma financial information gives effect to the acquisition by the Registrant of Radion and DermEbx using the purchase method of accounting, as required by Accounting Standards Codification (“ASC”) 805, “Business Combinations.” Under this method of accounting, the Registrant allocated the purchase price to the fair value of assets acquired, including identified intangible assets and goodwill. The purchase price allocation is subject to revision when the Registrant obtains additional information regarding its purchased asset valuation. The unaudited pro forma consolidated balance sheet assumes the acquisition took place on June 30, 2014. The unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2013 and six months ended June 30, 2014, assume that the acquisition took place as of January 1, 2013. The financial information presented in the unaudited condensed financial statements is based on amounts and adjustments that the Registrant’s management believes to be factually supportable. The Sellers have made no attempt to included forward looking assumptions in such information. Certain reclassifications have been made to Radion and DermEbx’s historical presentation to conform to the Registrant’s presentation. These reclassifications do not materially impact the unaudited pro forma condensed consolidated pro forma statement of operations for the periods presented. The unaudited pro forma adjustments, which are based upon available information and upon certain assumptions that the Sellers believes are reasonable, are described in the accompanying notes. The Registrant is providing the unaudited condensed consolidated pro forma financial information for informational purposes only. The Sellers and the Registrant may have performed differently had they been combined during the periods presented. You should not rely on the unaudited condensed consolidated pro forma financial information as being indicative of the historical results that would have been achieved had the Sellers and the Registrant actually been combined during the periods presented or the future results that the combined companies will experience. The unaudited condensed consolidated pro forma statements of operations do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

iCAD, INC. AND SUBSIDIARY

Unaudited Pro Forma Consolidated Balance Sheet

June 30, 2014

(In thousands, except for share data)

	Historical
	iCAD, Inc	Radion, Inc and affiliate	Pro Forma Adjustments		Pro Forma Total
Assets
Current assets:
Cash and cash equivalents	$34,851	1,407	(3,800	)(a)	$31,051
			(1,407	)(b)
Accounts receivable, net	9,631	1,894	(1,538	)(c)	9,987
Inventory, net	1,868	—	—		1,868
Prepaid expenses and other current assets	444	269	(269	)(a)	444

Total current assets	46,794	3,570	(7,014)		43,350

Property and equipment, net	1,703	4,156	—		5,859
Other assets	177	13	(13	)(b)	177
Intangible assets, net	12,971	—	5,980	(d)	18,951
Goodwill	21,109	—	5,465	(e)	26,574

Total assets	$82,754	7,739	4,418		$94,911

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,031	2,215	(1,538	)(c)	$2,708
Accrued and other expenses	4,248	1,481	(1,481	)(b)	4,395
			147	(f)
Interest payable	216	—	—		216
Notes and lease payable - current portion	3,884	773	—		4,657
Due to affiliates and related parties	—	704	(704	)(b)	—
Deferred revenue	8,581	801	(446	)(g)	8,936

Total current liabilities	18,960	5,974	(4,022)		20,912

Deferred revenue, long-term portion	1,253	171	(47	)(g)	1,377
Other long-term liabilities	705	75	(75	)(b)	705
Capital lease - long-term portion	164	1,525	—		1,689
Notes payable - long-term portion	8,747	—	—		8,747
Tax liability - uncertain tax positions		1,951	(1,951	)(g)	—

Total liabilities	29,829	9,696	(6,095)		33,430

Commitments and Contingencies

Stockholders’ equity (deficit):	52,925	(1,957)	1,957	(h)	61,481
			8,556	(a)

Total liabilities and stockholders’ equity (deficit)	$82,754	7,739	4,418		$94,911

Unaudited Condensed Consolidated Pro Forma Statement of Operations

Year ended December 31, 2013

(In thousands, except for per share data)

	Historical
		Radion, Inc and	Pro Forma		Pro Forma Total
	iCAD, Inc	affiliate	Adjustments		(unaudited)
Revenue	$33,067	5,764	(3,192	)(i)	35,639

Total revenue	33,067	5,764	(3,192)		35,639

Cost of revenue	9,982	2,951	(965	)(j)	12,080
			112	(k)

Total cost of revenue	9,982	2,951	(853)		12,080

Gross profit	23,085	2,813	(2,339)		23,559

Operating expenses:
Engineering and product development	7,694	661			8,355
Marketing and sales	10,427	171			10,598
General and administrative	6,740	3,394	872	(k)	10,118
			(888	)(l)

Total operating expenses	24,861	4,226	(16)		29,071

Loss from operations	(1,776)	(1,413)	(2,323)		(5,512)

Loss from change in fair value of warrant	(2,448)	—	—		(2,448)
Interest expense	(3,277)	(134)	—		(3,411)
Other income	19	4	(4	)(m)	11
			(8	)(n)

Other income (expense), net	(5,706)	(130)	(12)		(5,848)
Loss before income tax expense	(7,482)	(1,543)	(2,335)		(11,360)
Income tax expense	(126)	(168)	168		(126)

Net loss and comprehensive loss	$(7,608)	(1,711)	(2,167)		(11,486)

Net loss per share:
Basic and diluted	$(0.70)				(0.95)

Weighted average number of shares used in computing loss per share:
Basic and diluted	10,842		1,200	(o)	12,042

Unaudited Condensed Consolidated Pro Forma Statement of Operations

for the six months ended June 30, 2014

(In thousands, except for per share data)

	Historical
		Radion, Inc and	Pro Forma		Pro Forma Total
	iCAD, Inc	affiliate	Adjustments		(unaudited)
Revenue	$18,187	6,301	(2,080	)(i)	22,408

Total revenue	18,187	6,301	(2,080)		22,408

Cost of revenue	5,423	1,796	(710	)(j)	6,565
			56	(k)

Total cost of revenue	5,423	1,796	(654)		6,565

Gross profit	12,764	4,505	(1,426)		15,843

Operating expenses:
Engineering and product development	4,197	563			4,760
Marketing and sales	5,522	82			5,604
General and administrative	3,671	2,009	436	(k)	4,794
			(1,118	)(l)
			(204	)(p)

Total operating expenses	13,390	2,654	(886)		15,158

Gain (loss) from operations	(626)	1,851	(540)		685
Loss from extinguishment of debt	(903)	—	—		(903)
Gain from change in fair value of warrant	1,835	—	—		1,835
Interest expense	(1,431)	(152)			(1,583)
Other income	16	85	(85	)(m)	12
			(4	)(n)

Other expense, net	(483)	(67)	(89)		(639)
Loss before income tax expense	(1,109)	1,784	(629)		46
Income tax expense	(78)	(1,783)	1,783	(q)	(78)

Net loss and comprehensive loss	$(1,187)	1	1,154		(32)

Net loss per share:
Basic and diluted	$(0.09)				(0.00)

Weighted average number of shares used in computing loss per share:
Basic and diluted	12,759		1,200	(o)	13,959

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information has been prepared based on the Registrant’s historical financial information and the historical financial information of Radion & Affiliate, giving effect to the acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations.

This unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The unaudited pro forma condensed consolidated financial information has been prepared on the basis of assumptions relating to the allocation of consideration paid for the acquired assets and liabilities of Sellers based on Sellers’ management’s best preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in this unaudited pro forma condensed consolidated financial information after a third party valuation and other procedures have been completed.

Below are tables of the preliminary estimated purchase price allocation for Radion, Inc. and DermEbx (numbers in thousands):

Fair value of the Registrant’s common stock issued	$8,556
Cash consideration	3,800

Total purchase price	$12,356

Estimated fair value of net tangible assets acquired	$2,163
Assumed financial liabilities	(2,909)
Estimated fair value of identifiable intangible assets	5,980
Goodwill	7,122

Total Acquisition Cost	$12,356

2. Pro Forma Adjustments

a)	Adjustments reflect the components of the purchase consideration and related transaction costs which consist of cash consideration of $3.8 million and the Registrant’s common stock with a market value of $8.6 million. The value of the Registrant’s common stock was based upon a per share value of $7.13, the closing price of the Registrant’s common stock on the closing date.

b)	Represents adjustments to eliminate assets and liabilities not acquired in the transaction.

c)	Represents the adjustment to eliminate intercompany receivables acquired in connection with the transaction. Radion, Inc. and affiliate was a customer of the Registrant during the periods presented.

d)	Represents adjustments to increase the carrying values of identifiable intangible assets.

e)	To record the estimated residual value of goodwill acquired, estimated as the difference between the purchase price of and the estimated fair value of identifiable assets and liabilities.

f)	To record liabilities for paid time off acquired in the transaction.

g)	Represents the adjustment to eliminate intercompany deferred revenue in the historical financials of the Registrant in connection with the transaction. Radion and DermEbx were customers of the Registrant during the periods presented.

h)	Reflects the elimination of existing stockholders’ deficit of Radion and affiliate.

i)	Represents the adjustment to eliminate intercompany revenue in the historical financials of the Registrant in connection with the transaction. Radion, Inc. and DermEbx were customers of the Registrant during the periods presented.

j)	Represents the adjustment to eliminate intercompany cost of revenue in the historical financials the Registrant in connection with the transaction. Radion, Inc. and DermEbx were customers of the Registrant during the periods presented.

k)	Represents amortization of increase in value of acquired identifiable intangible assets of Radion and DermEbx based upon estimated weighted average life of six years.

l)	Represents the elimination of management fees reported in Radion’s and DermEbx’ historical consolidated financial statements, which were not acquired.

m)	Represents the elimination of income from non-operating activities of Radion’s and DermEbx’ historical financial statements, resulting from liabilities that were not assumed.

n)	Represents the elimination of interest income reflecting the use of $3.8 million of cash used for the acquisition, presented as if the cash had been used at the beginning of the period.

o)	Represents the increase in weighted average basic and diluted shares outstanding for the Registrant’s common stock issued in connection with the acquisition. Pro forma basic and diluted loss per share was calculated assuming that the 1.2 million shares of the Registrant’s common stock issued in connection with the acquisition were issued at the beginning of the period presented.

p)	Reflects the elimination of legal and professional fees associated with the acquisition.

q)	Represents the elimination of tax liabilities and expense for uncertain tax positions that were not acquired.